                                                                   EXHIBIT 10.6


*Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

VIA FACSIMILE AND FEDERAL EXPRESS

August 6, 2001

Mr. Kazuhiro Endo, Product Planning
Zenyaku Kogyo Co., Ltd.
6-16, Otsuka 5-chome
Bunkyo-ku, Tokyo 112-8650
JAPAN

        LETTER AGREEMENT REGARDING DEVELOPMENT AND LICENSE AGREEMENT
        (THE "AGREEMENT"), ENTERED INTO ON AUGUST 16, 1999, BETWEEN ZENYAKU KOGYO., LTD. ("ZENYAKU") AND CORIXA CORPORATION ("CORIXA")

Dear Endo-san:

        It was a pleasure to meet with you at our South San Francisco offices on May 11, 2001. I thought that we had a productive meeting concerning Corixa' s PVAC development program.

        As we discussed during our meeting, based on the data from our recently completed U.S. Phase II clinical trial, Corixa continues to believe that PVAC is an attractive immunotherapeutic for the treatment of psoriasis. To further examine the clinical efficacy of PVAC treatment, Corixa is currently designing an additional US Phase II clinical trial in a selected population of psoriasis patients.

        We believe that following your review of the data and reports that we have provided you from the recent Phase II study, you will also continue to consider PVAC to be an attractive immunotherapeutic for the treatment of psoriasis.

        Because of your concerns regarding the need for an additional clinical trial and our interest in continuing our partnership with Zenyaku, we would agree that Zenyaku may defer the payments that were due under Section 5.1 of the Agreement on November 16, 2000 and February 16, 2001. Those payments would be due instead as follows:

        (a) $[*] will be payable within thirty (30) days following Corixa's written notice to Zenyaku of the Initiation of the next US Phase II clinical trial. "Initiation" shall mean that the first subject has been enrolled.




* Confidential Treatment Requested

        (b) $[*] will be payable within thirty (30) days following Corixa's delivery to Zenyaku of the first preliminary report of the results of the next US Phase II clinical trial. This payment shall be guaranteed and payable even in the event Zenyaku exercises the termination right set forth below.

        Corixa acknowledges that Zenyaku paid to Corixa $[*] under Section 5.1 of the Agreement and the $[*] IND acceptance milestone payable under Section 5.3 of the Agreement (less $[*] of withholding tax required by the Japanese tax authorities), which became due as per the two Letter Agreements dated February 16, 2000 and March 30, 2000, between the Parties. Subject to all terms and conditions of the Agreement, all payments due under Section 5.1 on and after August 16, 2001 shall be due as set forth therein.

        Further in connection with Corixa's decision to proceed with an additional U.S. Phase II clinical trial, we agree that Zenyaku shall have an additional right to terminate the Agreement under Section 18.4 of the Agreement at any time during the three (3) month period following Corixa's delivery to Zenyaku of the final report of the next US Phase II clinical trial, which right to terminate shall be (i) exercisable by Zenyaku providing Corixa written notice thereof and (ii) effective thirty (30) days following Corixa's receipt of such notice. Any such termination shall have the same effect as any other termination contemplated by Sections 5.1 and 18.4(ii); provided, however, that the delayed payments made to Corixa that were otherwise due on November 16, 2000 and February 16, 2001 shall not be considered in calculating the amount that Zenyaku has paid to Corixa under Section 5.1 from August 16, 2001 up until the date of such termination.

        Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

        This Letter Agreement shall be governed by the laws of the state of Washington, without regard to conflicts of law principles.

        We hope that you will find the foregoing proposal acceptable. If so, please confirm your acceptance by signing this Letter Agreement and returning it to the undersigned.

                                             Sincerely,


                                             CORIXA CORPORATION



                                             By:
                                                -------------------------------
                                                Steven Gillis
                                                Chairman & CEO

ACKNOWLEDGED AND AGREED:

* Confidential Treatment Requested

ZENYAKU KOGYO, CO., LTD.

By:
   --------------------------------
Its   Kazuhiro Hashimoto
      President & CEO